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                                   EXHIBIT 11

                            RX MEDICAL SERVICES CORP.
                        Computation of Per Share Earnings
                             Years ended December 31
           (Dollars and shares in thousands, except per share amounts)

                                                                     1997                   1996                  1995
                                                               -----------------     ------------------     -----------------
 NET LOSS:
   Loss from continuing operations                                     $(9,147)               $(9,988)              $(4,731)
   Dividends on preferred stock                                           (240)                  (365)                 (270)
                                                               -----------------     ------------------     -----------------
   Loss available to common shareholders'                               (9,387)               (10,353)               (5,001)
   Gain (loss) from discontinued operations                                181                    229               (15,183)
   Gain (loss) from extraordinary items                                    (27)                  2,090                 (507)
                                                               -----------------     ------------------     -----------------
   Net loss                                                            $(9,233)               $(8,034)             $(20,691)
                                                               =================     ==================     =================

 COMMON SHARES:
   Weighted average common shares
      outstanding                                                        9,164                  8,644                 8,557
                                                               =================     ==================     =================

 LOSS PER SHARE:
   Loss from continuing operations                                      $(1.00)                $(1.16)               $(0.55)
   Dividends on preferred stock                                          (0.03)                 (0.04)                (0.03)
                                                               -----------------     ------------------     -----------------
   Loss available to common shareholders'                                (1.03)                 (1.20)                (0.58)
   Gain (loss) from discontinued operations                               0.02                   0.03                 (1.78)
   Gain (loss) from extraordinary items                                      -                   0.24                 (0.06)
                                                               -----------------     ------------------     -----------------
   Net loss                                                             $(1.01)                $(0.93)               $(2.42)
                                                               =================     ==================     =================
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